Press Release, dated May 11, 2007
EX-99.1

Stellar Pharmaceuticals

Stellar Pharmaceuticals Inc.

Contact:	-OR-	Seventh Circle Consulting, LLC
Stellar Pharmaceuticals Inc.		Christine Petraglia
Peter Riehl, President & CEO		(646)354-8886
(800) 639-0643
(519) 434-1540
Arnold Tenney, Chairman
(416) 587-3200

Stellar Pharmaceuticals Announces 2007 First Quarter Financial Results

Company to Hold Conference Call Today at 11:00 AM ET

LONDON, ONTARIO--(MARKET WIRE)--May 11, 2007 -- Stellar Pharmaceuticals Inc. (TSX VENTURE:SLX.V - News) (OTCBB:SLXCF.OB - News) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the first quarter ended March 31, 2007. All amounts in this press release are in Canadian dollars and are the result of the use of U.S. generally accepted accounting principles.

First Quarter 2007 Financial Results and Review

Total revenues, from all sources, which include product sales, royalty and licensing revenues, for the three months ended March 31, 2007 were $419,700, a decrease of 5.9% or $26,220 compared to revenues for the same period last year of $445,920. NeoVisc sales were down 14.7% versus the same quarter for 2006 which was expected given current market conditions. The viscosupplement market has been impacted by increased competitive activity and Provincial government mandates to reduce wait times for hip and knee replacements.  Peter Riehl, CEO commented, “The first quarter can be a quiet period for two of our key products and this year was no exception.” Mr. Riehl added “We believe the competitive activity will drive increased viscosupplement usage over time but these Provincial government courses of action have kept many surgeons extremely busy with less time available to administer viscosupplement injections with products such as NeoVisc. We believe that this is a short term effect which will eventually return to normal as surgical procedures catch up to demand.”

Uracyst sales have grown 12.4% in the first quarter compared to the same quarter of 2006 as more hospitals have included it on their product formularies. Even though this is a very positive trend that will sustain Uracyst growth this year, it was less than the Company anticipated for the quarter.

BladderChek sales continue at a slower pace as reimbursement issues continue to be a road block.  More clinics and physicians are starting to sell the product directly to patients as they feel BladderChek is an effective tool to improve bladder cancer diagnosis.

Cost of goods sold for the three-month period ended March 31, 2007 was $103,132 (without the recorded write-down of $20,145 of obsolete inventory) or 31.4% of product sales compared to $130,770 or 36.7% of product sales in 2006. Changes in the manufacturing process this quarter improved the cost of goods sold and additional manufacturing process improvements proposed this year are expected to improve the cost of goods even further going forward.

Stellar continues to invest in research. This is essential to advancing the use of its products in Canada and in international markets. During the three month period ended March 31, 2007 the Company incurred $38,612 in research costs compared to $55,777 in 2006.

Stellar's balance sheet at March 31, 2007 included $3.2 million in cash and cash equivalents with no debt.

The Company is continuing to expand its global licensing strategy, as evidenced by royalty and licensing revenue becoming a growing percentage of total sales and we expect this trend to continue.

Conference Call

Management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results. Interested parties may participate in the call by dialing 877-461-2814 (in the United States) or 416-695-9753 (in Canada) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

STELLAR PHARMACEUTICALS INC.

BALANCE SHEETS

(Canadian Funds)

ASSETS	March 31, 2007	December 31, 2006
CURRENT
Cash and cash equivalents	$3,167,581	$3,515,193
Accounts receivable, net allowance of nil$ (2006 $nil)	171,920	199,704
Inventories	249,275	274,597
Prepaid, deposits, and sundry receivables	101,275	55,407
	3,690,051	4,044,901
PROPERTY, PLANT, AND EQUIPMENT (Note 5)	814,815	853,818

OTHER ASSETS	49,338	49,691
	$4,554,204	$4,948,410
LIABILITIES
CURRENT
Accounts payable	$147,965	$226,026
Accrued liabilities	78,594	135,198
Deferred revenues	600	1,500
	227,159	362,724
SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited - Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited - Common shares with no par value

ISSUED
23,819,040 Common shares (2006 – 23,819,040)	8,299,554	8,299,554
Paid-in capital options - outstanding	375,640	513,990
- expired	342,421	201,322
	9,017,615	9,014,866

DEFICIT	(4,690,570)	(4,429,180)
	4,327,045	4,585,686
	$4,554,204	$4,948,410

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS

(Canadian Funds)

	For the Three Month Period
	Ended March 31
	2007	2006

PRODUCT SALES	$328,931	$356,652
COST OF SALES	103,132	130,770
MARGIN ON PRODUCT SOLD	225,799	225,882

ROYALTY AND LICENSING REVENUES	90,765	89,265

WRITE-DOWN OF OBSOLETE INVENTORY	(29,145)	-
GROSS PROFIT	296,419	315,147

EXPENSES
Selling, general, and administrative	512,784	586,228
Research and development	38,612	55,777
Amortization	40,442	39,397
	591,838	681,402

LOSS FROM OPERATIONS	(295,419)	(366,255)

INTEREST AND OTHER INCOME	34,029	12,211

LOSS FOR THE YEAR BEFORE TAXES	(261,390)	(354,044)

INCOME TAXES	-	-

	$(4,690,570)	$(6,038,449)

LOSS PER SHARE - Basic	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	23,819,040	23,472,329